(1) SARAH ANN DAVIES

AND

(2) ASPEN INSURANCE UK SERVICES LIMITED

(3) ASPEN INSURANCE HOLDINGS LIMITED

SERVICE AGREEMENT

SERVICE AGREEMENT

DATE: 19 May 2006

PARTIES:

(1)	SARAH ANN DAVIES of Hollybush Cottages, 1 Hollybush Lane, Bendish, Whitwell, Hertfordshire SG4 8JB (the ‘‘Executive’’);

(2)	ASPEN INSURANCE UK SERVICES LIMITED (Registered in England No. 1184193), 30 Fenchurch Street, London EC3M 3BD, England (formerly known as Wellington Re Services Limited) (the ‘‘Company’’); and

(3)	ASPEN INSURANCE HOLDINGS LIMITED incorporated in the Islands of Bermuda whose registered office is at Maxwell Roberts Building, 1 Church Street, Hamilton HM 11, Bermuda (‘‘Holdings’’).

OPERATIVE TERMS:

1.	INTERPRETATION

1.1    In this Agreement:

‘‘Affiliate’’	means any entity directly or indirectly controlling, controlled by, or under common control with Holdings; or any other entity designated by the Board of Holdings in which Holdings or an Affiliate has an interest.

‘‘Board’’	means the Board of Directors of the Company from time to time;

‘‘Board of Holdings’’	means the Board of Directors of Holdings from time to time; and

‘‘Group’’	means Aspen Insurance Holdings Limited and its Affiliates (and ‘‘Group Company’’ means Holdings or any one of its Affiliates).

1.2    In this Agreement references to any statutory provision shall include such provision as from time to time amended, whether before on or (in the case of re-enactment or consolidation only) after the date hereof, and shall be deemed to include provision of earlier legislation (as from time to time amended) which have been reenacted (with or without modification) or replaced (directly or indirectly) by such provision and shall further include all statutory instruments or orders from time to time made pursuant thereto.

2.	POSITION

The Company shall employ the Executive as Director of Research and Development and Business Change of the Company and a member of the Board. The Executive shall also be appointed as Director of Research and Development and Business Change of Holdings. In addition, the Executive shall also be nominated to serve as a director of such Group Companies as mutually agreed to by the Executive and the Board of Holdings (which nomination shall be subject to approval by the shareholders of such Group Company in accordance with the organizational documents thereof).

3.	TERM

3.1    Subject to the provisions of Clause 15, 16 and 17 hereunder, the Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on 1st June 2006 (the ‘‘Effective Date’’) and ending on the second anniversary of the Effective Date (the ‘‘Term’’); provided, however, that commencing on the

Effective Date and on each succeeding day thereafter, unless previously terminated, the Term shall be automatically extended by one additional day.

3.2    Notwithstanding the provisions of Clause 3.1, the Executive’s employment shall terminate automatically when the Executive reaches the age of 65 years.

4.	DUTIES

4.1    During her employment hereunder the Executive shall:

(a)    report to the Board and perform the duties and exercise the powers and functions which from time to time may reasonably be assigned to or vested in her by the Chief Executive Officer in relation to the Company and any other Group Company to the extent consistent with her job title set out in Clause 2 (without being entitled to any additional remuneration in respect of such duties for any Group Company);

(b)    devote the whole of her working time, attention and ability to her duties in relation to the Company and any other Group Company at such place or places as the Board shall determine. The Executive shall work at the Company’s premises at 100 Leadenhall Street, London EC3A 3DD, or such other place as the Company and the Executive shall mutually agree, provided that the Executive shall not be required to reside outside the United Kingdom;

(c)    comply with all reasonable requests, instructions and regulations given or made by the Board (or by any one authorised by it) and promptly provide such explanations, information and assistance as to the performance of her duties assigned to her under this Agreement as the Chief Executive Officer may reasonably require;

(d)    faithfully and loyally serve the Company and each other Group Company to the best of her ability and use her utmost endeavours to promote its interests in all respects;

(e)    not engage in any activities which would detract from the proper performance of her duties hereunder, nor without the prior written consent of the Board or the Board of Holdings in any capacity including as director, shareholder, principal, consultant, agent, partner or employee of any other company, firm or person (save as the holder for investment of securities which do not exceed three percent (3%) in nominal value of the share capital or stock of any class of any company quoted on a recognised stock exchange) engage or be concerned or interested directly or indirectly in any other trade, business or occupation whatsoever; and

(f)    comply (and shall use every reasonable endeavour to procure that her spouse and minor children will comply) with all applicable rules of law, stock exchange regulations, individual registration requirements (at a cost to be borne by the Company) and codes of conduct of the Company and any other Group Company in effect with respect to dealing in shares, debentures or other securities of the Company or other Group Company.

4.2    Nothing herein shall preclude the Executive from (a) serving on the boards of directors of a reasonable number of other corporations subject to the approval of the Board or the Board of Holdings in each case (which approval has been given as to the boards listed in Exhibit A attached hereto), which approval shall not be unreasonably withheld, (b) serving on the boards of a reasonable number of trade associations subject to the approval of the Board or the Board of Holdings, which approval shall not unreasonably be withheld, and/or charitable organizations, (c) engaging in any charitable activities and community affairs, and (d) managing her personal investments and affairs, provided that such activities set forth in this Clause 4.2 do not significantly interfere with the performance of her duties and responsibilities to any Group Company.

5.	REMUNERATION AND COMMISSION

5.1    The Executive shall be paid by way of remuneration for her services during her employment hereunder a salary at the rate (the ‘‘Salary Rate’’) of £193,000 per annum, subject to increase pursuant to Clause 5.3, which shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or of any other Group Company.

5.2    The Executive shall be eligible for a cash bonus during her employment hereunder of such amounts (if any) at such times and subject to such conditions as the Compensation Committee of the Board of Holdings (the ‘‘Compensation Committee’’) may in its absolute discretion decide; provided, however, that notwithstanding the preceding language of this Clause 5.2, the Executive shall participate in all management incentive plans made available to the Company’s senior executives at a level commensurate with Executive’s status and position at the Company.

5.3    The Company shall review the Salary Rate for increase at least once each year, and any change in the Salary Rate resulting from such review will take effect from 1 April. The Company’s review shall take into consideration, among other factors, the base salary paid to individuals performing similar services at comparable companies based in Bermuda, the United Kingdom and the United States, as well as other relevant local or global talent pool comparables, it being expressly understood that while it is intended that the Company shall consider these factors, it shall have no obligation to take any specific action based on such factors.

5.4    The Executive’s salary will be payable by equal monthly installments; each monthly installment will be in respect of a calendar month and will be paid on or before the last day of such calendar month. Where the employment has begun or ended in a calendar month, salary in respect of that month will be the proportion of a normal month’s installment which the days of employment in that month bear to the total days in the month.

5.5    The Company may withhold from amounts payable under this Agreement all applicable taxes that are required to be withheld by applicable laws or regulations.

6.	PENSION AND INSURANCE BENEFITS

6.1    During her employment hereunder, the Executive shall continue to be a member of the pension scheme established by the Board (the ‘‘Scheme’’). The Executive’s membership in the Scheme shall be subject to the provisions thereof as may be amended from time to time.

6.2    During her employment hereunder, the Executive shall be entitled to participate in all employee benefit and perquisite plans and programs made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time.

6.3    During her employment hereunder, the Company shall provide the Executive with medical insurance, permanent health insurance, personal accident insurance and life insurance (subject to the relevant insurers’ terms and conditions). The Board shall have the right to change the arrangements for the provision of such benefits as it sees fit or, if in the reasonable opinion of the Board, the Company is unable to secure any such insurance under the rules of any applicable scheme or otherwise at reasonable rates to cease to provide any or all of the insurances.

7.	EXPENSES

The Company shall reimburse to the Executive all traveling, hotel, entertainment and other expenses properly and reasonably incurred by her in the performance of her duties hereunder and properly claimed and vouched for in accordance with the Company’s expense reporting procedure in force from time to time.

8.	HOLIDAYS AND HOLIDAY PAY

8.1    In addition to public holidays in England, during her employment hereunder, the Executive shall be entitled to 30 working days’ paid holiday per holiday year and, if applicable, such additional days as are set out in the Company’s standard terms and conditions of employment from time to time, during each holiday year to be taken at such time or times as are convenient to the Company. Except as otherwise provided in the Company’s holiday policy, the Executive may not carry forward any unused part of her holiday entitlement to a subsequent holiday year and the Executive shall not be entitled to any salary in lieu of untaken holiday.

8.2    For the holiday year during which the Executive’s employment hereunder commences or terminates she shall be entitled to such proportion of her annual holiday entitlement as the period of her employment in each such holiday year bears to one holiday year as set out in the Company’s holiday policy. Upon termination of this employment for whatever reason, she shall, if appropriate, be entitled to salary in lieu of any outstanding holiday entitlement.

9.	DISABILITY OR DEATH

9.1    The Company reserves the right at any time to require the Executive (at the expense of the Company) to be examined by a medical adviser nominated by the Company and the Executive consents to the medical adviser disclosing the results of the examination to the Company and shall provide the Company with such formal consents as may be necessary for this purpose.

9.2    If the Executive shall be prevented by illness, accident or other incapacity from properly performing her duties hereunder she shall report this fact forthwith to the Company Secretary’s office and if she is so prevented for seven or more consecutive days she shall if required by the Company provide an appropriate doctor’s certificate.

9.3    If the Executive shall be absent from her duties hereunder owing to illness, accident or other incapacity duly certified in accordance with the provisions of clause 9.2 she shall be paid her full remuneration for any period of absence of up to a maximum of 26 weeks in aggregate in any period of 52 consecutive weeks and thereafter, subject to the provisions of clause 15, to such remuneration (if any) as the Board shall in its absolute discretion allow.

9.4    If the Executive shall be, on the basis of a medical report supplied to the Company following her having undergone a medical examination pursuant to clause 9.1, in the opinion of the Board unfit ever to return to her duties (but in such circumstances and prior to any action being taken under this clause, the Executive shall have the right to have a second medical report from a duly qualified doctor or medical adviser selected by the Executive and approved by the Board, which approval shall not be unreasonably withheld) the Company shall be entitled to place the Executive on permanent sick leave without pay or benefits (other than permanent health insurance benefits) with effect from any time on or after the commencement of payments under the permanent health insurance arrangements referred to in clause 6.3.

9.5    In the event that the Executive’s employment is terminated due to her death, her estate or her beneficiaries, as the case may be, shall be entitled to: (a) salary at her Salary Rate through the end of the month in which in which her death occurs, (b) the annual incentive award, if any, that the Executive would have been entitled to pursuant to Clause 5.2 for the year in which the Executive’s death occurs, multiplied by a fraction, the numerator of which is the number of days that the Executive was employed during the applicable year and the denominator of which is 365, and (c) the unpaid balance of all previously earned cash bonus and other incentive awards with respect to performance periods which have been completed, all of which amounts shall be payable in a lump sum in cash within 30 days after her death, except that the pro-rated incentive award shall be payable when such award would have otherwise been payable had the Executive’s employment not terminated.

10.	CONFIDENTIAL INFORMATION

The Executive shall not during her employment hereunder or at any time after her termination for any reason whatsoever (except (i) for the benefit of the Company or any other Group Company in the course of her employment or membership on the Board or the Board of Holdings (ii) if compelled by a court or administrative order in which case the Executive may do so only to the extent legally required and only if she has promptly notified the Company of such order and cooperated fully with the Company to protect such information) disclose to any person whatsoever or otherwise make use of (and she shall at all times exercise all due care and diligence to prevent the unauthorised disclosure or use of) any confidential or secret information which she has or may have acquired in the course of her employment relating to the Company or any other Group Company or any customers or clients of the Company or any other Group Company, including without limiting the generality of the foregoing confidential or secret information relating to the past, current or future business, finances, activities and operations of the Company or any other Group Company and/or any third party to the extent that such information was obtained by the Company or any other Group Company pursuant to a confidentiality agreement, but excluding information that is generally known to, or recognized as standard practice in, the industry in which the Company is engaged unless such information is known or recognized as a result of the Executive’s breach of this covenant (referred to herein as ‘‘Confidential Information’’).

11.	COPYRIGHT AND DESIGNS

11.1    The Executive hereby assigns to the Company all present and future copyright, design rights and other proprietary rights if any for the full term thereof throughout the world in respect of all works originated by her at any time during the period of her employment by the Company or any other Group Company whether during the course of her normal duties or other duties specifically assigned to her (whether or not during normal working hours) either alone or in conjunction with any other person and in which copyright or design rights may subsist except only those designs or other works written, originated, conceived or made by her wholly unconnected with her service hereunder.

11.2    The Executive agrees and undertakes that she will execute such deeds or documents and do all such acts and things as may be necessary or desirable to substantiate the rights of the Company in respect of the matters referred to in this Clause. To secure her obligation under this Agreement the Executive irrevocably appoints the Company to be her attorney in her name and on her behalf to execute such deeds or documents and do all such acts and things as may be necessary or desirable to substantiate the rights of the Company in respect of the matters referred to in this Clause.

11.3    The Executive hereby irrevocably waives all moral rights that she had or may have in any of the works referred to in Clause 11.1, subject to the exception therein.

12.	GRATUITIES AND CODES OF CONDUCT

12.1    The Executive shall comply with all codes of conduct from time to time adopted by the Board or the Board of Holdings.

12.2    The Executive shall not, except in accordance with any code of conduct adopted by the Board and the Board of Holdings or with the prior written consent of the Board or the Board of Holdings, directly or indirectly accept any commission, rebate, discount, gratuity or gift, in cash or in kind from any person who has or is likely to have a business relationship with the Company or any other Group Company and shall notify the Company upon acceptance by the Executive of any commission, rebate, discount, gratuity or gift in accordance with any such code of conduct from time to time.

13.	RESTRICTIVE COVENANTS

13.1    For the purpose of this Clause:

‘‘the Business’’ means the business of the Group or any Group Company at the date of termination of the Executive’s employment with which the Executive has been concerned to a material extent at any time in the Relevant Period;

references to the ‘‘Group’’ and ‘‘Group Companies’’ shall only be reference to the Group and Group Companies in respect of which the Executive has carried out material duties in the Relevant Period ;

‘‘Relevant Period’’ shall mean the period of 24 months immediately preceding the date of termination of the Executive’s employment or, in the event that the Company exercises all or any of its rights under Clause 17.4, the period of 24 months immediately preceding the date on which it exercises such rights;

‘‘Restricted Person’’ shall mean any person who or which has at any time during the Relevant Period done business with the Company or any other Group Company as customer or client or consultant and whom or which the Executive shall have had personal dealings with, contact with or responsibility for (each, in a business or commercial capacity) during the Relevant Period;

‘‘Key Employee’’ shall mean any person who at the date of termination of the Executive’s employment is employed or engaged by the Company or any other Group Company with whom the Executive has had material contact during the Relevant Period and (a) is employed or engaged in the capacity of Manager, Underwriter or otherwise in a senior capacity or in any other capacity as may be agreed in writing between the Executive Committee and the Executive from time to time and/or (b) is in the possession of Confidential Information and/or (c) is directly managed by or reports to the Executive.

13.2    The Executive covenants with the Company that she will not in connection with the carrying on of any business in competition with the Business during her employment and, in the event of resignation by the Executive with Good Reason or dismissal of the Executive by the Company (whether with or without Cause) for the period of 12 months after the termination of her employment without the prior written consent of the Board of Holdings either alone or jointly with or on behalf of any person directly or indirectly:

13.2.1    canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided and/or any products sold by the Company or any other Group Company any Restricted Person;

13.2.2    solicit or entice away or endeavour to solicit or entice away from the Company or any other Group Company any Key Employee.

13.3    The Executive further covenants that in the event of resignation by the Executive with Good Reason or dismissal of the Executive by the Company without Cause under the provisions of Clause 16.1(ii), she will not in connection with the carrying on of any business in competition with the Business for the further period of 12 months following the first anniversary of the date of termination of the Executive’s employment, without the prior written consent of the Board of Holdings, either alone or jointly with or on behalf of any person directly or indirectly (a) canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided and/or any products sold by the Company or any other Group Company any Restricted Person; or (b) solicit or entice away or endeavour to solicit or entice away from the Company or any other Group Company any Key Employee.

13.4    The Executive further covenants with the Company that, in the event of resignation by the Executive with Good Reason she will not, for the period of 12 months after the termination of her employment, be employed, engaged, interested in or concerned with any business or undertaking which is engaged in or carries on business in the United Kingdom, Bermuda or the USA which is or is about to be in competition with the Business. However, in the event that the Executive's employment is terminated (or notice of termination has been served) by the Executive or the Company prior to 1st June 2007, the restrictions contained in this Clause 13.4 will be limited to the Executive covenanting with the Company that she will not, for the period of 12 months after the termination of her employment, be employed, engaged, interested in or concerned with any business or undertaking which is engaged, interested in or concerned with any business or undertaking which is headquartered in Bermuda and is itself engaged, interested in or concerned with property or casualty insurance or reinsurance, whose shares are listed on the New York Stock Exchange or NASDAQ.

13.5    The covenants contained in Clauses 13.2.1, 13.2.2 ,13.3 and 13.4 are intended to be separate and severable and enforceable as such. It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Clause 13 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

13.6    The Executive acknowledges and agrees that the Company’s remedies at law for a breach of any of the provisions of Clause 10, 11 or 13 would be inadequate and the Company would suffer irreparable damages as a result of such breach. In recognition of this fact, the Executive agrees that, in the event of such a breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

14.	TERMINATION BY RECONSTRUCTION OR AMALGAMATION; CHANGE IN CONTROL

14.1    If the employment of the Executive hereunder shall be terminated solely by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction or as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation (in each case, other than a ‘‘Change in Control’’, as defined below) and the Executive shall be offered employment with the amalgamated or reconstructed company on the same terms as the terms of this Agreement (including as to the continuation of any directorship which she may then hold in the Company or any other Group Company), the Executive shall have no claim against the Company or Holdings in respect of the termination of her employment by the Company.

14.2    If the employment of the Executive hereunder shall be terminated by the Company without Cause or by the Executive with Good Reason within the six-month period prior to a Change in Control or within the two-year period after a Change in Control, in addition to the benefits provided in Clause 18.2, the Executive shall be entitled to the following benefits: (a) other than share options and other equity-based awards granted prior to the date of this Agreement, which shall vest and be exercisable in accordance with the terms of their grant agreements, all share options and other equity-based awards shall immediately vest and remain exercisable for the remainder of their terms; and (b) (i) if the aggregate of all payments or benefits made or provided to the Executive under this Agreement and under all other plans and programs of the Company exceeds 2.99 times the Executive’s ‘‘base amount’’, as defined in Section 280(b)(3) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), (the ‘‘Executive Limit Amount’’), by 10% or less of such Executive Limit Amount, the amounts constituting ‘‘parachute payments’’ within the meaning of Section 280G(b)(2) (the ‘‘Parachute Amount’’) which would otherwise be payable to or for the benefit of the Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to the Executive Limit Amount; or (ii) if the aggregate of all payments or benefits made or provided to the Executive under this Agreement and under all other plans and programs of the Company exceeds the Executive Limit Amount by more than 10% of such Executive Limit Amount, the Company shall pay to the Executive, as and when due any excise tax imposed by Section 4999 of the Code is payable with respect to such payment, an additional amount which, after the imposition of all income, employment, excise and other taxes thereon, is equal to the excise tax imposed on such payment.

For purposes of this Agreement, ‘‘Change in Control’’ shall have the same meaning as under the Aspen Insurance Holdings 2003 Share Incentive Plan as in effect as of the date hereof.

15.	TERMINATION OF EMPLOYMENT BY THE COMPANY FOR CAUSE

15.1    The Company, without prejudice to any remedy which it may have against the Executive for the breach or non-performance of any of the provisions of this Agreement, may by notice in writing to the Executive forthwith terminate her employment for ‘‘Cause’’. In the event the Company terminates the Executive’s employment for Cause, the Executive shall be entitled to salary at her Salary Rate through the date of termination.

For purposes of this Agreement, ‘‘Cause’’ shall mean circumstances where the Executive:

(a)    becomes bankrupt or becomes the subject of an interim order under the Insolvency Act 1986 or makes any arrangement or composition with her creditors; or

(b)    is convicted of any criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a penalty other than imprisonment is imposed); or

(c)    is guilty of any serious misconduct, any conduct tending to bring the Company Holdings, any other Group Company or herself into disrepute, or any material breach or non-observance of any of the provisions of this Agreement, or conducts herself in a way which is materially prejudicial or calculated to be materially prejudicial to the business of the Group; or

(d)    is disqualified from being a director of any company by reason of an order made by any competent court; or

(e)    is guilty of any repeated breach or non-observance of any code of conduct or fails or ceases to be registered (where such registration is, in the reasonable opinion of the Board or the Board of Holdings, required for the performance of her duties) by any regulatory body in the United Kingdom or elsewhere.

16.	TERMINATION OF EMPLOYMENT BY THE COMPANY WITHOUT CAUSE

16.1    For the period of service of the Executive between 1st October 2006 and 31st May 2007, the Company may terminate the employment of the Executive at any time without Cause by either (i) giving to the Executive 60 days’ prior notice in writing; or (ii) terminating the employment of the Executive immediately and paying the Executive in lieu of the notice to which she would have otherwise been entitled under (i) above (which payment in lieu shall be deemed to be included within the payment referred to in Clause 18.2). If the Company serves notice on or before 31st May 2007 to terminate the Executive’s employment or makes a payment in lieu of such notice or otherwise terminates the Executive’s employment on or before 31st May 2007, the Executive will be entitled to receive a severance payment from the Company of £455,409 within 30 days of the termination of her employment. For the avoidance of doubt, the Executive’s entitlement to a severance payment of £455,409 under this Clause 16.1 will expire if the Company does not serve notice on or before 31st May 2007 or make a payment in lieu of such notice or otherwise terminate the Executive’s employment on or before 31st May 2007.

16.2    The Company shall not terminate, or give notice to terminate, the employment of the Executive without Cause prior to 1st October 2006.

16.3    With effect from 1st June 2007, the Company may terminate the employment of the Executive at any time during the Term without Cause by either (i) giving to the Executive 12 months’ prior notice in writing; or (ii) terminating the employment of the Executive immediately and paying the Executive in lieu of the notice to which she would have otherwise been entitled under (i) above (which payment in lieu shall be deemed to be included within the payment referred to in Clause 18.2).

17.	TERMINATION OF EMPLOYMENT BY THE EXECUTIVE

17.1    With effect from 1st June 2007, the Executive shall have the right to terminate her employment at any time for Good Reason by immediate notice if, following submission of the written notice by the Executive to the Company detailing the events alleged to constitute Good Reason in accordance with this Clause, the Company shall have failed to cure such events within the 30 day period following submission of such notice. For purposes of this Agreement, ‘‘Good Reason’’ shall mean (i) a reduction in the Executive’s annual base salary or annual bonus opportunity, or the failure to pay or provide the same when due, (ii) a material diminution in the Executive’s duties, authority, responsibilities or title, or the assignment to the Executive of duties or responsibilities which are materially inconsistent with her positions (whether in relation to the Executive’s appointments with the Company or Holdings), (iii) the failure to elect or reelect the Executive to any of the positions described in Clause 3 or the removal of her from any such position, (iv) an adverse change in the

Executive’s reporting relationship, or (v) the Company’s requiring the Executive to be based at any office or location more than fifty (50) miles from the Executive’s office as of the date hereof; provided, however, that no such event(s) shall constitute ‘‘Good Reason’’ unless the Company (or Holdings, where appropriate) shall have failed to cure such event(s) within 30 days after receipt by the Company from the Executive of written notice describing in detail such event(s). For the avoidance of doubt, the provisions of this Clause 17.1 are not applicable prior to 1st June 2007.

17.2    With effect from 1st June 2007, the Executive shall have the right to terminate her employment at any time without Good Reason upon giving 12 months' prior written notice to the Company.

17.3    In the period between 1st June 2006 and 31st May 2007, the Executive shall have the right to terminate her employment at any time upon giving 60 days' prior written notice to the Company. If the Executive serves notice on or before 31st May 2007 to terminate her employment in accordance with this Clause, the Executive will be entitled to receive a severance payment from the Company of £455,409 within 30 days of the termination of her employment. For the avoidance of doubt, the Executive's entitlement to a severance payment of £455,409 under this Clause 17.3 will expire if the Executive does not serve notice on or before 31st May 2007 to terminate her employment.

17.4    If the Executive gives notice to terminate her employment under Clause 17.2 or if the Executive seeks to terminate her employment without the notice required by Clause 17.2 or the Company gives notice to terminate the Executive’s employment under Clause 16.1(i) or 16.3(i), then provided the Company continues to provide the Executive with the salary and contractual benefits in accordance with this Agreement, the Company has, at its discretion, the right for the period (the ‘‘Garden Leave Period’’) then outstanding until the date of the termination of the Executive's employment:

(a)    to exclude the Executive from any premises of the Company or any Group Company and require the Executive not to attend at any premises of the Company or any Group Company; and/or

(b)    to require the Executive to carry out no duties; and/or

(c)    to require the Executive not to communicate or deal with any employees, agents, consultants, clients or other representatives of the Company or any other Group Company; and/or

(d)    to require the Executive to resign with immediate effect from any offices she holds with the Company or any other Group Company (and any related trusteeships); and/or

(e)    to require the Executive to take any holiday which has accrued under clause 8 during the Garden Leave Period.

The Executive shall continue to be bound by the duties set out in Clause 4 (insofar as they are compatible with being placed on garden leave), the restrictions set out in Clause 13.2 and all duties of good faith and fidelity during the Garden Leave Period.

18.	OBLIGATIONS UPON TERMINATION OF EMPLOYMENT; CERTAIN OTHER TERMINATIONS

18.1    Upon the termination of her employment hereunder for whatever reason the Executive shall:

(a)    forthwith tender her resignation as a Director of the Company and of any other Group Company without compensation, but without prejudice to any other rights which she may have under this Agreement. To secure her obligation under this Agreement the Executive irrevocably appoints the Company to be her attorney in her name and on her behalf to sign any documents and do any things necessary to give effect thereto, if the Executive shall fail to sign or do the same herself.

(b)    deliver up to the Company all vehicles, keys, credit cards, correspondence, documents, specifications, reports, papers and records (including any computer materials such as discs or tapes) and all copies thereof and any other property (whether or not similar to the foregoing or any of them) belonging to the Company or any other Group Company which may be in her possession or under her control, and (unless prevented by the owner thereof) any such property belonging to others which may be in her possession or under her control and which relates in any way to the business or affairs of the Company or any other Group Company or any supplier, agent, distributor or customer of the Company or any other Group Company, and she shall not without written consent of the Board or the Board of Holdings retain any copies thereof;

(c)    if so requested send to the Company Secretary a signed statement confirming that she has complied with Clause 18.1(b); and

(d)    not at any time make any untrue or misleading oral or written statement concerning the business and affairs of the Company or any other Group Company or represent herself or permit herself to be held out as being in any way connected with or interested in the business of the Company or any other Group Company (except as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements).

18.2    In the event of a termination of Executive’s employment hereunder by the Executive with Good Reason (in accordance with Clause 17.1 above) or by the Company without Cause (other than by reason of death), the Executive shall be entitled to (a) salary at her Salary Rate through the date in which her termination occurs; (b) the lesser of (x) the target annual incentive award for the year in which the Executive’s termination occurs, and (y) the average of the annual incentive awards received by the Executive in the prior three years (or, if less the number of prior years in which the Executive was employed by the Company), multiplied by a fraction, the numerator of which is the number of days that the Executive was employed during the applicable year and the denominator of which is 365; (c) subject to Clauses 18.3 and 18.4 below, the sum of 2 times (x) the Executive’s highest Salary Rate during the term of this Agreement and (y) the average bonus under the Company’s annual incentive plan actually earned by the Executive during the three years (or number of complete years employed by the Company, if fewer) immediately prior to the year of termination (the sum of 2 times (x) and (y) hereafter referred to as the ‘‘Severance Payment’’), and (d) the unpaid balance of all previously earned cash bonus and other incentive awards with respect to performance periods which have been completed, but which have not yet been paid, all of which amounts shall be payable in a lump sum in cash within 30 days after her termination. In the event that the Company terminates the Executive’s employment without Cause under the provisions of Section 16.1(ii) or 16.3(ii) the parties acknowledge that the Severance Payment will be inclusive of the Executive’s right to be paid in lieu of the 60 days’ or 12 months’ notice period (as appropriate).

18.3    In the event that the Executive’s entitlement to a Severance Payment arises as a result of the Executive’s employment being terminated by the Executive with Good Reason (in accordance with Clause 17.1 above) or by the Company terminating the Executive’s employment without Cause under the provisions of Clause 16.3(ii), 50% of the Severance Payment shall be paid to the Executive within 14 days of the execution by the Executive of a valid release in accordance with Clause 20. The remaining 50% of the Severance Payment will be paid in four equal installments during the 12 months following the first anniversary of the termination of the Executive’s employment (with the first quarterly payment being paid on or as soon as reasonably practicable after the date which is three months after the first anniversary of the date of termination and each subsequent quarterly payment being paid on the date which is three months after the last quarterly payment) in specific consideration for the agreement by the Executive to be bound by the further covenants set out in Clause 13.3 to apply during that period. In the event that the Executive breaches any part of Clause 13.3 at any time during that 12 months period or the Executive successfully challenges in a court of competent jurisdiction the enforceability of all or any part of the covenants set out in Clause 13.3, the Company shall not be obliged to make any further quarterly payments to the Executive whatsoever (and in addition shall not be prevented from taking any other action to enforce the covenants set out in Clause 13.3 whatsoever in the event of breach by the Executive).

18.4    In the event that the Executive’s employment is terminated by the Company without Cause under the provisions of Clause 16.3(i) and the Company exercises all or any of its rights under Clause 17.4 during the 12 months’ notice period, the Severance Payment shall be reduced by a sum equal to the total salary and bonus payments received by the Executive during the Garden Leave Period and the total Severance Payment (reduced in accordance with this Clause) will be paid in four equal installments during the 12 months following the termination of the Executive’s employment (with the first quarterly payment being paid on or as soon as reasonably practicable after the date which is three months after the termination of the Executive’s employment and each subsequent quarterly payment being made on the date which is three months after the last quarterly payment) provided that if during that 12 months period the Executive breaches any of the provisions of Clause 13.2 or the Executive successfully challenges in a court of competent jurisdiction the enforceability of all or any part of the covenants set out in Clause 13.2, the Company shall not be obliged to make any further quarterly payments to the Executive whatsoever (and in addition shall not be prevented from taking any other action to enforce the covenants set out in Clause 13.2 whatsoever in the event of breach by the Executive).

18.5    Notwithstanding any other provision contained in this Agreement, in the event that the Executive breaches any material provision of the Shareholder Agreement between Executive and the Company, if such breach has a material adverse effect on the Group and, if capable of remedy, is not remedied by the Executive within 21 days of the Executive’s receipt of a notice from the Company requiring remedy to be made, the Company shall have the right to terminate the employment of the Executive; provided that, notwithstanding any other provision of this Agreement, upon such a termination, the Executive shall be entitled to receive only salary at the Salary Rate through the date of termination. For the purposes of Clause 13 such termination shall be deemed to be a termination for Cause.

18.6    Upon any termination of employment, the Executive shall be entitled to (a) any expense reimbursement due to her and (b) other benefits (if any) in accordance with the applicable plans and programs of the Company.

18.7    In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that she may obtain.

19.	EFFECT OF TERMINATION OF THIS AGREEMENT

19.1    The expiry or termination of this Agreement however arising shall not operate to affect any of the provisions hereof which are expressed to operate or have effect thereafter and shall not prejudice the exercise of any right or remedy of either party accrued beforehand.

20.	GENERAL RELEASE

Notwithstanding any provision herein to the contrary, prior to payment of any amount pursuant to Clauses 14.2, 16.1, 17.3 and 18.2, the Executive shall execute a valid general release, in the form attached hereto (except to the extent a change in law requires a modification to such release), pursuant to which the Executive shall release the Group and its shareholders, directors, officers, employees and agents, to the maximum extent permitted by law, from any and all claims the Executive may have against the Group that relate to or arise out of the Executive’s employment or termination of employment, except such claims arising under this Agreement.

21.	OTHER TERMS AND CONDITIONS

21.1    The Company shall maintain a directors’ and officers’ liability insurance policy covering the Executive which is no less favorable than the policy covering other senior executive officers of the Company. In addition, the Company expressly acknowledges that the Executive is in the class of individuals entitled to be an ‘‘Indemnified Person’’ (as such term is defined in the Amended and Restated Bye-Laws of Aspen Insurance Holdings Limited (the ‘‘Bye-Laws’’)). As such, the Executive shall be entitled to the greatest of any and all protections regarding indemnity, insurance and advancement and reimbursement of expenses provided under the Bye-Laws as in existence on the date hereof, the directors’ and officers’ policy described above, or such greater protection as may be provided under applicable law; provided, however, that if the Bye-Laws are amended after the date hereof, and, as amended, they provide greater benefits than the existing Bye-Laws, the Executive shall be entitled to such greater benefits.

21.2    The following particulars are given in compliance with the requirements of section 1 of the Employment Rights Act 1996:

(a)    The Executive’s period of continuous employment by WUSL which began on 27 September 1993 shall be recognised by the Company.

(b)    The Executive’s hours of work shall be the normal hours of work of the Company which are from 9.00 am to 5.00 pm together with such additional hours as may be necessary without additional remuneration for the proper discharge of her duties hereunder to the satisfaction of the Board.

(c)    If the Executive is dissatisfied with any disciplinary decision or if she has any grievance relating to her employment hereunder she should refer such disciplinary decision or grievance to the Board of Holdings and the reference will be dealt with by discussion at and decision of a duly convened meeting of the Board of Holdings.

(d)    A contracting-out certificate is not currently in force in respect of the Executive’s employment hereunder.

(e)    Save as otherwise herein provided there are no terms or conditions of employment relating to hours of work or to normal working hours or to entitlement to holiday (including public holidays) or holiday pay or to incapacity for work due to sickness or injury or to pensions or pension schemes or to requirements to work abroad and no collective agreement has any effect upon the Executive’s employment hereunder.

22.	NOTICES

Any notice to be given hereunder shall be in writing. Notice to the Executive shall be sufficiently served by being delivered personally to her or be being sent by first class post addressed to her at her usual or last known place of residence. Notice to the Company shall be sufficiently served by being delivered to the Company Secretary or by being sent by first class post to the registered office of the Company. Any notice if so posted shall be deemed served upon the third day following that on which it was posted.

23.	PREVIOUS AND OTHER AGREEMENTS

This Agreement shall take effect in substitution for all previous agreements and arrangements (whether written, oral or implied) between the Company and the Executive (including, without limitation, the Original Agreement) relating to her employment which shall be deemed to have been terminated by mutual consent with effect from the commencement of the Agreement.

24.	ASSIGNMENT

This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity that is the successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity. Failure by such successor of the Company to expressly assume this Agreement shall constitute an event of ‘‘Good Reason’’, entitling Executive to the Benefits set forth in Clause 14 or 18, as applicable.

25.	SEVERABILITY

In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

26.	SUCCESSORS/BINDING AGREEMENT

This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto.

27.	COOPERATION

During employment by the Company and thereafter, the Executive shall provide her reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during the Executive’s employment; provided, however, that after the Executive’s employment by the Company has ended, (i) any request for such cooperation shall accommodate the demands of the Executive’s then existing schedule and (ii) if any such request will involve more than a de minimis amount of the Executive’s time, the Executive shall be entitled to reasonable compensation therefor.

28.	GOVERNING LAW

English law shall apply to this Agreement.

29.	COUNTERPARTS

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS whereof this Agreement has been duly executed and delivered as a deed the day and year first before written.

SIGNED as a Deed	)
and DELIVERED by	) /s/ Sarah Ann Davies
SARAH ANN	)
DAVIES	)
in the presence of:	)

Witness Signature:	/s/ Ian Campbell

Witness Name:

Witness Address:

Witness Occupation:

ASPEN INSURANCE UK SERVICES LIMITED
By:	/s/ Christopher O’Kane
Name: Christopher O’Kane
Title: Director

ASPEN INSURANCE HOLDINGS LIMITED
By:	/s/ Christopher O’Kane
Name: Christopher O’Kane
Title: Director

ANNEX — FORM OF RELEASE TO BE ENTERED INTO PURSUANT TO CLAUSE 20

DATED

ASPEN INSURANCE UK SERVICES LIMITED (1)

ASPEN INSURANCE HOLDINGS LIMITED (2)

and

SARAH ANN DAVIES (3)

COMPROMISE AGREEMENT

LeBoeuf, Lamb, Greene & MacRae
1 Minster Court
Mincing Lane
London EC3R 7YL

Tel: +44 (0)20 7459 5000
Fax: +44 (0)20 7459 5099
www.llgm.com

THIS AGREEMENT is made as of the              day of                                      20[ ]

BETWEEN:

(1)	ASPEN INSURANCE UK SERVICES LIMITED, (Registered in England No. 1184193), 100 Leadenhall Street, London EC3A 3DD, England (formerly known as Wellington Re Services Limited) (the ‘‘Company’’);

(2)	ASPEN INSURANCE HOLDINGS LIMITED incorporated in the Islands of Bermuda whose registered office is at Cedar Avenue, Hamilton, Bermuda (‘‘Holdings’’); and

(3)	SARAH ANN DAVIES of Hollybush Cottages, Bendish, Whitwell, Hertfordshire SG4 8JB (hereinafter referred to as the ‘‘Executive’’).

IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

1.    In this Agreement:

2.    ‘‘Group Company’’ shall mean any holding company of the Company from time to time and any subsidiary of the Company or of any such holding company from time to time. The terms ‘‘holding company’’ and ‘‘subsidiary’’ shall have the meanings ascribed to them by Section 736 of the Companies Act 1985, as amended; and

3.    ‘‘Service Agreement’’ shall mean the service agreement entered into between the Executive, Holdings and the Company dated [], as subsequently amended.

2.	TERMINATION DATE

The Executive’s employment with the Company [will end][ended] on [date] (the ‘‘Termination Date’’).

3.	PAYMENT OF SALARY ETC

The Company will continue to provide the Executive with her salary and all other contractual benefits up to the Termination Date in the normal way. Within 14 days of the Termination Date the Company will also pay the Executive in respect of her accrued but untaken holiday (less such deductions for income tax and national insurance as are required by law).

4.	TERMINATION SUMS

[Either:]

[Subject to the Executive agreeing to all of the conditions set out below, and receipt by the Company of a copy of this Agreement signed by the Executive and the attached certificate signed by the Executive’s legal adviser, the Company will pay the Executive the sum of £455,409 as compensation for the termination of the Executive’s employment in accordance with Clause [16.1] [17.3] of the Service Agreement.]1

[OR]

[Subject to the Executive agreeing to all of the conditions set out below, and receipt by the Company of a copy of this Agreement signed by the Executive and the attached certificate signed by the Executive’s legal adviser, the Company will pay the Executive the following sums:

(i)	£[appropriate figure to be inserted] in respect of the Executive’s entitlement to an annual incentive award for the year in which the termination of the Executive’s employment with the Company occurs, as calculated in accordance with Clause 18.2 (b) of the Service Agreement;

(ii)	the sum of £[appropriate figure to be inserted] in respect of the Executive’s entitlement to a

[1]	Insert if notice given by the Company or the Executive on or before 31st May 2006, in which case she is entitled to receive a severance sum of £455,409 in accordance with clause 16.1 or 17.3.

Severance Payment, as calculated and defined in accordance with Clauses 18.2(c) and 18.4 of the Service Agreement. 50% of the Severance Payment will be paid within 14 days of the Termination Date. The remaining 50% of the Severance Payment will be paid in four equal instalments strictly in accordance with and subject to the terms of Clause [18.3] [18.4] [delete as appropriate] of the Service Agreement;

(iii)	the sum of £[appropriate figure to be inserted] in respect of the Executive’s entitlement to the unpaid balance of all previously earned cash bonus and other incentive awards with respect to performance periods which have been completed as at the Termination Date but not yet paid, as calculated in accordance with Clause 18.2(d) of the Service Agreement; and

(iv)	[the sum of £[appropriate figure to be inserted] in respect of the Executive’s entitlement to payment under Clause 14.2(b) of the Service Agreement, such sum to be paid as and when any such excise tax as referred to in that Clause 14.2(b) is payable]2]

The sums set out [in (i) to [(iv)]] above will be subject to such deductions for income tax and national insurance as are required by law. [Save as set out in (iii) and (iv) above,] the above sums will be paid to the Executive within [14] days of the date of signature by her of this Agreement and signature by her legal adviser of the attached certificate. Payment will be made by transfer to the Executive’s bank account.

5.	SHARE OPTIONS

The Company hereby restates its commitment to the Executive as set out in its letter to the Executive dated [insert date] regarding the extent to which share options held by the Executive as at the Termination Date shall be exercisable following the Termination Date.

6.	WAIVER OF CLAIMS

6.1	The Executive represents and warrants that:

(a)	she has instructed the Adviser who is referred to in Clause 8 below to advise whether she has or may have any Statutory Claims (as defined in Clause 6.5) against the Company, any Group Company, or any of its or their officers, employees or shareholders, arising out of or in connection with her employment by the Company and its termination; and

(b)	to the best of her knowledge and belief she has provided the Adviser with whatever information is in her possession to enable the Adviser to advise whether she has or may have any such Statutory Claims; and

(c)	she, having had legal advice from the Adviser, may have, in addition or alternative to a Statutory Claim, a claim for breach of contract, wrongful dismissal, unlawful deductions from wages, unfair dismissal and sex discrimination against the Company, any Group Company, or its or their officers, employees or shareholders in connection with her employment with the Company or the termination thereof (the Alleged Claims); and

(d)	she, having had legal advice from the Adviser, has no Statutory Claims other than those referred to in this Clause 6.1(c) against the Company, any Group Company, or its or their officers, employees or shareholders, arising out of or in connection with her employment with the Company and its termination.

6.2	The Alleged Claims are hereby unconditionally and irrevocably waived by the Executive and will not be repeated, referred to or pursued either by the Executive or by anyone else on her behalf.

6.3	The Executive accepts the payments to be given to her under Clause 4 of this Agreement in full and final settlement of:

[2]	Delete if no qualifying termination in connection with a Change of Control under Clause 14.2 of the Service Agreement

(a)	the Alleged Claims; and

(b)	all other claims and rights of action (whether under common law or otherwise) in any jurisdiction in the world, howsoever arising, (including but not limited to contractual claims, breach of contract and tort) which the Executive (or anyone on her behalf) has or may have against the Company, any Group Company, or its or their officers, employees or shareholders, arising from or connected with the Executive's employment by the Company or its termination and any other matter concerning the Company or any Group Company whether such claims are known or unknown to the Parties and whether or not they are or could be in the contemplation of the Parties at the signature of this agreement, including claims which as a matter of law do not at the date of this agreement exist and whose existence cannot currently be foreseen;

with the exception that Clauses 6.1 and 6.3 shall not apply to:

(i)	any pension rights or pension benefits or unpaid pension contributions which have accrued to the Executive up to the Termination Date; and

(ii)	any personal injury claims relating to the Executive but not for any claims of compensation or damages for personal injury which may be brought pursuant to discrimination legislation; and

(iii)	any rights, claims or benefits relating to those share options granted to the Executive on 20th August 2003 (the ‘‘Founder Options’’); and

(iv)	any claim to enforce the terms of this Agreement.

6.4	The Executive warrants that she is not aware of any personal injury claim whatsoever (or any circumstances which may give rise to one) subsisting at the date of this Agreement.

6.5	A Statutory Claim for the purposes of this Clause 6 means any claim for or relating to unfair dismissal, a statutory redundancy payment, equal pay, sex, race or disability discrimination, working time, unauthorised deduction from wages, unlawful detriment on health and safety grounds, a protective award, minimum wage, data protection, part-time work, flexible workings information and consultation or any other statutory employment rights which the Executive, (or anyone on her behalf), has or may have under the Employment Rights Act 1996, the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Working Time Regulations 1998, the Trade Union and Labour Relations (Consolidation) Act 1992, the Public Interest Disclosure Act 1998, the National Minimum Wage Act 1998, the Data Protection Act 1998, the Employment Relations Act 1999, Transnational Information and Consultation of Employees Regulations 1999, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Act 2002, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Act 2002 (Dispute Resolution) Regulations 2004, Information and Consultation of Employees Regulations 2004, and any Treaty, Directive, Regulation or Recommendation of the European Union relating to employment rights.

6.6	It is a fundamental term of this Agreement that the payments to be given to the Executive under Clause 4 shall at all times be conditional on the Executive refraining from issuing or pursuing any type of employment related proceedings in respect of the Alleged Claims, any other Statutory Claim, any other claim referred to in Clause 6.3 or any other contractual or common law claim (howsoever arising), (with the exception of any claim for accrued pension rights or pension benefits or unpaid pension contributions, or for personal injury but not any claim for compensation or damages which may be brought pursuant to discrimination legislation, or in respect of the Executive’s Founder Options or to enforce the terms of this Agreement), against the Company, any Group Company, or its or their officers, employees or shareholders and whether in an Employment Tribunal, the High Court, a County Court or otherwise.

7.	CONFIRMATION OF NO BREACHES

The Executive confirms and warrants to the Company that to the best of her knowledge and belief she has not at any time during her employment committed a fundamental breach of the terms of the Service Agreement.

8.	LEGAL ADVICE

8.1	The Executive confirms that she has received advice from [name of legal advisor] of [name and address of firm], a relevant independent adviser for the purposes of section 203 of the Employment Rights Act 1996, as to the terms and effect of this Agreement and, in particular, its effect on her ability to pursue her rights before an employment tribunal. The Executive will procure that her legal adviser signs the attached legal adviser’s certificate, which forms part of this Agreement.

8.2	The Company agrees to contribute up to £[insert amount], (inclusive of disbursements, but exclusive of VAT) towards the Executive's legal expenses incurred exclusively in connection with obtaining legal advice on the termination of her employment and the terms of this Agreement. This sum will be paid direct to the Advisor within 28 days of receipt by the Company of an invoice addressed to the Executive and marked payable by the Company.

9.	SATISFACTION OF STATUTORY CONDITIONS

(a)	This Agreement satisfies the conditions for regulating compromise agreements under Section 203 of the Employment Rights Act 1996, Regulation 35 of the Working Time Regulations 1998, Section 77 of the Sex Discrimination Act 1975, Section 72 of the Race Relations Act 1976, Section 9 of the Disability Discrimination Act 1995, Regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Section 49 of the National Minimum Wage Act 1998, Paragraph 2(2) of Schedule 4 to the Employment Equality (Religion or Belief) Regulations 2003 and Paragraph 2(2) of Schedule 4 to the Employment Equality (Sexual Orientation) Regulations 2003.

(b)	The Executive is aware of her rights under the Employment Rights Act 1996, the Working Time Regulations 1998, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the National Minimum Wage Act 1998, the Employment Equality (Religion or Belief) Regulations 2003 and the Employment Equality (Sexual Orientation) Regulations 2003 and has informed the Company of any and all claims that she might seek to bring arising from her employment or termination of employment. This Agreement relates to her claims for breach of contract, unfair dismissal, sex discrimination, race discrimination, disability discrimination, sexual orientation discrimination, religion or belief discrimination, any claim under the Working Time Regulations 1998, any claim under the National Minimum Wage Act 1998, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 or any claim for unlawful deductions from wages under the Employment Rights Act 1996.

10.	RESIGNATION OF DIRECTORSHIP

At the same time as executing this Agreement the Executive will resign with immediate effect from her directorship of the Company and from all directorships and offices (including but not limited to her position as Director of Research and Development and Business Change) held with other Group Companies (and all related trusteeships) by signing and delivering the attached letters of resignation.

11.	POST-TERMINATION RESTRAINTS

The Executive acknowledges that the provisions of Clause 10 (Confidentiality) and Clause 13 (Restrictive Covenants) of the Service Agreement will (to the extent that they are applicable in the circumstances of the termination of the Executive’s employment with the Company) remain in full force and effect notwithstanding the termination of her employment.

12.	RETURN OF COMPANY PROPERTY

Before any payment under Clause 4 above is made, the Executive will, in accordance with Clause 18.1(b) of the Service Agreement, deliver up to the Company all vehicles, keys, credit cards, correspondence, documents, specifications, reports, papers and records (including any computer materials such as discs or tapes) and all copies thereof and any other property (whether or not similar to the foregoing or any of them) belonging to the Company or any other Group Company which may be in her possession or under her control, and (unless prevented by the owner thereof) any such property belonging to others which may be in her possession or under her control and which relates in any way to the business or affairs of the Company or any other Group Company or any supplier, agent, distributor or customer of the Company or any other Group Company, and she confirms that she has not retained any copies thereof.

13.	CONFIDENTIALITY

Save by reason of any legal obligation or to enforce the terms of this Agreement, the Executive will not:

(a)	disclose the terms of this Agreement to anyone (other than to the Executive’s professional advisers, HM Revenue & Customs or any other competent authority or the Executive’s spouse);

(b)	directly or indirectly disseminate, publish or otherwise disclose (or allow to be disseminated, published or otherwise disclosed) by any means (whether oral, written or otherwise) or medium (including without limitation electronic, paper, radio or television) any information directly or indirectly relating to the termination of the Executive’s employment; or

(c)	make any derogatory or disparaging comments about the Company, any Group Company or any of its or their shareholders, directors, officers, employees or agents.

Save by reason of any legal obligation or to enforce the terms of this Agreement, the Company (for and on behalf of itself and any Group Company) will not:

(d)	disclose the terms of this Agreement to anyone (other than to the Company’s professional advisers, HM Revenue & Customs or any other competent authority);

(e)	make or cause to be made or publish or cause to be published nor authorise, facilitate or condone and will use its reasonable endeavours to procure that its directors, officers, employees or agents will not make or cause to be made nor authorize, facilitate or condone any derogatory or disparaging comments about the Executive.

14.	NO ADMISSION OF LIABILITY

This Agreement is made without any admission on the part of the Company or any Group Company that it has or they have in any way breached any law or regulation or that the Executive has any claims against the Company or any Group Company.

15.	TAX INDEMNITY

The Executive hereby agrees to be responsible for the payment of any tax and employee’s national insurance contributions imposed by any competent taxation authority in respect of any of the payments and benefits provided under this Agreement (other than for the avoidance of doubt, any tax and/or employee’s national insurance contributions deducted or withheld by the Company in paying the sums to the Executive). The Executive further agrees to indemnify the Company and all Group Companies and keep them indemnified on an ongoing basis against any claim or demand which is made by any competent taxation authority against the Company or any Group Company in respect of any liability of the Company or any Group Company to deduct an amount of tax or an amount in respect of tax or any employee’s national insurance contributions from the payments made and benefits provided under this Agreement, including any related interest or penalties imposed by any competent taxation authority save where such interest or penalties arise out of the delay, error or default of the Company or any Group Company or of its or their failure to account to HM Revenue & Customs for deductions which have been made. The Company will forthwith upon receipt by it or any Group Company of any request for payment, assessment, demand or other notification of liability or potential liability to tax or National Insurance contributions interest or penalties, or it or they otherwise becoming aware of any circumstances which may give rise to a claim under this indemnity forward such request, assessment, demand or notification or notify such circumstances to the Executive and shall thereafter take only such action in relation thereto as the Executive may require and shall co-operate so far as reasonable in any challenge which the Executive may pursue to such request, assessment, demand, notification or circumstances.

16.	ENTIRE AGREEMENT

This letter sets out the entire agreement between the Executive, the Company and any Group Company and, save as set out in Clauses 5 and 11 above, supersedes all prior arrangements, proposals, representations, statements and/or understandings between the Executive, the Company and any Group Company.

17.	THIRD PARTY RIGHTS

Notwithstanding the Contracts (Rights of Third Parties) Act 1999 this Agreement may be varied by agreement between the Executive and the Company.

18.	APPLICABLE LAW

This Agreement is subject to English law and the exclusive jurisdiction of the English courts.

Sarah Ann Davies

dated

For and on behalf of Aspen Insurance UK Services Limited

dated

For and on behalf of Aspen Insurance Holdings Limited

dated

LEGAL ADVISER’S CERTIFICATE

I, [name of solicitor] of [address of firm] hereby confirm to Aspen Insurance UK Services Limited that I am an independent adviser for the purposes of section 203 of the Employment Rights Act 1996 and that I have advised Sarah Ann Davies as to the terms and effect of this Agreement and its effect on her ability to pursue her rights before an employment tribunal. There was in force, when such advice was given, a policy of insurance covering the risk of a claim by Sarah Ann Davies in respect of loss arising in consequence of such advice, disregarding any uninsured deductible or excess.

[name of adviser]

dated

To the board of Directors of:-
Aspen Insurance UK Services Limited
Aspen Insurance Holdings Limited

[date]

Dear Sirs

Aspen Insurance UK Services Limited (the ‘‘Company’’) and Aspen Insurance Holdings Limited (‘‘Holdings’’)

I hereby irrevocably and unconditionally resign from the office of Director of the Company with immediate effect, and I acknowledge and confirm that I have no claim of whatsoever kind outstanding for compensation or otherwise against the Company, Holdings or any of its or their servants, officers, agents or employees in respect of the termination of my appointments.

Yours faithfully

SIGNED as a DEED	)
and DELIVERED	)
by SARAH ANN DAVIES	)
in the presence of :	)

Witness signature:

Witness Name:

Witness address:

[note: separate individual similar letters of resignation to be produced for any other Group Companies of which she is a director]